EXHIBIT 10.2

      Newman's Own Lightly Sparkling Fruit Juices Distribution Agreement

                                    AGREEMENT

      This Agreement is made this 6th day of April, 2004 (the "Agreement"), between Paul Newman, individually ("P.N."), Newman's Own, Inc., 246 Post Road East, Westport, CT 06880 ("N.O.") and Drinks America, Inc. ("D.A."), 372 Danbury Road, Suite 163, Wilton, CT 06897.

      WHEREAS:

      1. N.O. desires to provide for the bottling, marketing and distribution at retail of single-serve, lightly sparkling lemonades/fruit juice drink products which it has created under the trademarks and copyrights of Paul Newman, and

      2. D.A. desires to obtain a limited license for the recipes, formulae, trademarks, copyrights, name and image of Paul Newman and N.O. in order to bottle and distribute said lightly sparkling, single-serve lemonades/fruit juice drink products in glass bottles for which it will pay a royalty to Paul Newman and Newman's Own, therefore

      IN CONSIDERATION of the mutual promises and rights granted herein and other good and valuable consideration, the parties agree as follows:

I.  Definitions and Terms

      A. "Paul Newman" ("P.N.") is the owner and Licensor to N.O. of Copyrights and Licensed Trademarks licensed herein.

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Note: Certain confidential portions of this Exhibit 10.2 have been omitted and are indicated by a blank underline. Such confidential portions of this Agreement have been filed separately with the Securities and Exchange Commission.

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      B. Newman's Own, Inc., holds licenses from P.N. for some or all of the
Copyrights and Trademarks licensed herein.

      C. Drinks America, Inc.,("D.A."), shall hold a limited licensee for the Copyrights and Licensed Trademarks licensed herein for the purpose of arranging for and managing the manufacture, bottling and distribution of single-serve, sparkling lemonades/fruit juice drink products pursuant to the terms of this Agreement.

      D. "D.A.'s Affiliates" shall collectively refer to the bottlers, distributors, employees, agents, consultants and independent contractors, if any, of D.A. who have actual responsibilities in connection with the performance of this Agreement.

      E. "Licensed Trademarks" shall mean the Newman's Own U.S. Trademark Reg. No. 1581795, only as it pertain to lightly sparkling lemonades/fruit juice drink products in International Class 32 when used in the Territory in connection with the Product(s) together with other Trademarks, trade secrets and trade dress that N.O. or P. N., individually, possess for lightly sparkling lemonades/ fruit juice drink products now in existence or to be developed, manufactured or sold pursuant to this Agreement.

      F. "Copyrights" shall mean any common law, statutory or registered copyright of P.N. and N.O. for the labeling, packaging or promotion of N.O.'s products or for the name and image of P.N.

      G. "Case of Product" shall mean a case containing 12 single-serve, lightly sparkling lemonades/fruit juice drinks in glass bottles.


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      H. "Territory" shall mean the Metro New York Marketing Area as shown on the Map attached to this Agreement as Attachment A.

      I. "Term" shall begin on the date when this Agreement is executed by both parties and conclude eighteen months (18) following the date when Products are first shipped by D.A. to any distributor so long as such eighteen month period begins within 100 days following the execution of this Agreement.

      J. "Product" shall refer to each individual, single-serve N.O. glass bottle of lightly sparkling lemonades/ fruit juice drink products namely lemonade, orange mango, lemon lime, raspberry and black berry, to be manufactured, distributed, advertised and sold pursuant to this Agreement.

      K. "Gross Dollar Sales" shall be defined for the purposes of the market test provided for by this Agreement as the net Selling Price per Case of Product less 20% which amount shall constitute an allowance by N.O. for all of D.A.'s expenses for "free goods," advertising and promotional spending, co-op monies, returns, damaged goods and any other adjustment of the Selling Price on which D.A. is obliged to pay a royalty to N.O. under this Agreement.

II. Roles and Responsibilities of the Parties

      1. A. D.A.

      D.A. shall contract in writing with each bottler and distributor to provide for the bottling, distribution, promotion, advertising and marketing of the Products. Each contract shall be in writing and submitted by D.A. to P.N. and N.O, for their written approval.

      2. D.A. shall:

            (a) supervise and manage the performance of bottler(s) and distributor(s) who are under contract to D.A. in order to perform this Agreement;

            (b) Consult with and obtain N.O.'s recommendation as to pricing of the Products at retail;

            (c) Assure that the Products are available and will remain available at retail in sufficient quantities to satisfy demand throughout the Term in at least:

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            (i) ___% of retail outlets within 6 months of first shipment by
D.A. to a distributor;

            (ii) ___% of retail outlets within 9 months of first shipment by D.A. to a distributor;

            (iii) ___% of retail outlets within 12 months of first shipment by D.A. to a distributor.

                  [Percentage of distribution shall be computed on the basis of a list of distribution outlets to be provided by D.A. prior to execution of this Agreement and made part of this Agreement as Attachment C. This list may be amended from time-to-time if both parties agree.]

            (d) In consultation with N.O., develop a detailed co-op marketing and advertising plan based on the delivery of campaign materials from N.O., develop a budget that requires distributors to invest in marketing and promotion on a co-op basis with D.A. and provide schedules to be coordinated with product rollout to meet sales goals, all to be submitted to P.N. and N.O. for their approval.

      2. Royalties

      A. D.A., as Licensee, shall pay to N.O., as Licensor, a royalty of ___% of Gross Dollars Sales. Such royalty shall be calculated and payable to N. O. on or before the thirtieth day following each shipment of Products to a distributor of Product. If the royalty payment due to N.O. has not been paid by the 30th day, D.A. will forthwith remit the appropriate payment to N.O. plus 1%/month from the date of shipment.

      1. D.A. shall provide N.O. with access to real time, on-line data which reflects sales to each distributor, the actual date, dollar amount and type of product for each sale and pending orders for Products by distributor and retailer, if known.

      B. D.A. shall submit to N.O. within fifteen (15) days of the end of each month and at end of each Contract Year, (concluding 12 months after the first date on which this Agreement has become effective and at the conclusion of any phase out period), a statement of Products manufactured and sales by type and numbers of cases of Products sold by each distributor and retailer. N.O. shall have the right to require confirmation of these figures by a certified accounting statement of the figures to be delivered to N.O. within three (3) months of the end of the previous year or phase out period. D.A. shall permit N.O. to audit such of D.A.'s books pertaining to the manufacture, distribution and sales of Product provided for by this Agreement.

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      B. N.O.

            A. It shall be the responsibility of N.O. to:

            (a) Create and select the recipe and/or formula for each Product to be manufactured, bottled and distributed pursuant to this Agreement.

                  (i) D.A. may propose or recommend a Product to be developed and distributed pursuant to this Agreement but N.O. shall retain the exclusive right to initiate such Product development and shall own all rights to said Products.

            (b) Monitor and evaluate the quality of the Products manufactured and bottled and the performance of D.A., its bottlers and distributors.

            (c) Design and develop marketing and advertising materials, campaigns and schedules for implementation by D.A., the bottlers and distributors, and

            (d) Recommend wholesale and retail pricing of the Products.

         III.  License

      A. Interest Granted

            Subject to the terms and conditions specified in this Agreement, and the performance by D.A. of its legal obligations hereunder, N.O. grants a limited license to D.A. to use the recipes, formulae, Trademarks and Copyrights as specified by this Agreement within the Territory in connection with sale of the Products in all sales channels including convenience stores, club and


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grocery stores during the Term, subject to the approval of N. O.

                        B. Licensed Trademarks/Copyrights

         1.       D.A.s Use of the Licensed Copyrights and Trademarks.

                           D.A. shall:

                  (i) use such trademark and copyright notices with the Copyrights and Licensed Trademarks and any associated copyrighted works, which N.O. or P.N. may reasonably specify from time to time, and

                  (ii) not take any action that is inconsistent with P.N.'s or N.O.'s ownership of the Copyrights and Licensed Trademarks.

            2. Ownership of Licensed Copyrights and Licensed Trademarks, Formulas and Recipes.

            A. D.A. acknowledges that, as between N.O, P.N. and D.A., P.N. is the owner of the Copyrights and Licensed Trademarks, formulae and recipes, some of which he has licensed to N.O., with the right to sublicense, together with all goodwill attaching thereto. D.A. covenants that it shall not, whether directly or indirectly, at any time, contest the ownership or the validity of the Copyrights or Licensed Trademarks, Copyrights, formulae, recipes or any other ownership interest therein, or will it make any application or registration thereof. N.O. and P.N. shall have the right to register trademarks and copyrights for each and every such product, which registrations D.A. will not challenge.

            B. N.O, P.N. and D.A. acknowledge and agree that N.O. does and will own any and all products developed and/or sold pursuant to this Agreement, without reservation of any kind and that no rights of any kind in the Products or their distribution are or will be vested in D.A. as a result of this Agreement or its performance except those specifically referred to by this Agreement.

            3. Infringement

                  (a) Neither this Agreement nor the operations of D.A. or its Affiliates under this Agreement shall in any way give to D.A. or its Affiliates any rights in the Copyrights, Licensed Trademarks, Trade Secrets or recipes and product formulations except for its right to use them pursuant to the terms of this Agreement. Any unauthorized use of the Copyrights or Licensed Trademarks by D.A. shall constitute an infringement of N.O.'s and P.N.'s rights in the Copyrights, Licensed Trademarks, recipes, formulae or Trade Secrets, and shall be deemed a breach of this Agreement.

                  (b) Whenever any party learns of an actual or potential infringement or violation of the Copyrights or Licensed Trademarks, any actual or intended passing-off, or any third party claim that any of the Copyrights or Licensed Trademarks causes deception or confusion with or infringes or violates any third party propriety rights in any manner, that party shall give prompt notice thereof to the other party and provide it with all information it reasonably requires with respect thereto. The parties shall consult with one another with respect to each infringement, violation, passing-off or third party claim relating to the Copyrights or Licensed Trademarks; however P.N. and N.O. shall determine, in their absolute discretion, what action should be taken with regard to the Copyrights or Licensed Trademarks.

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            4. Registrations

            (a) N.O. or P.N. shall, at their own expense, take all reasonable steps to register, maintain, protect and enforce the Copyrights and Licensed Trademarks described herein or created as a consequence of the operation of this Agreement in the Territory. D.A. shall provide reasonable cooperation to N.O., at N.O.'s sole expense, where necessary in the prosecution of applications for registration of the Licensed Trademarks and Copyrights in the Territory. At N.O.'s request and expense, D.A. and/or its Affiliates shall execute and deliver such documents and other writings and materials as may be reasonably requested by P.N. and N.O. in order to confirm their ownership of the Copyrights and Licensed Trademarks, maintain the validity of same and obtain, maintain or renew any registration thereof.

            (b) P. N. and N.O. represent that the Copyrights and Licensed Trademarks are available for D.A.'s use in connection with the Product throughout the Territory.

            5. Goodwill and Ownership

            (a) D.A. acknowledges and agrees that all goodwill and rights associated with or accruing in connection with D.A's use of the Copyrights and Licensed Trademarks shall inure directly and exclusively to the benefit of and belong to N.O.

            6. Expansion of Territory

      (a) Either party may propose an enlargement of the specified New York Metropolitan Area during the term of this test but no such enlargement shall become effective without the written agreement of both parties.

1. (b) If N.O. decides in its sole discretion during the Term of the New York Metropolitan Area Market Test (a) to sell the Products in a Territory other than the herein defined New York Metropolitan Area or, (b) at the conclusion of the Market Test N.O. or P.N. determine in their sole discretion to offer the Products for sale in another market area, it shall grant to D.A. the right of first refusal to contract with N.O. for a license to manufacture and distribute the Products in that territory, provided that D.A. has and can satisfy standards for manufacturing, distribution, sales, financial standing and overall quality of performance satisfactory to N.O. and P.N. and as determined by N.O. or P.N. in their sole discretion.

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      IV. Confidentiality

      A. N.O., P.N. and D.A. agree that the respective "Confidential Information" of each as defined within this Section IV and pertaining to projects and Products under-taken pursuant to this Agreement, will be held in strict confidence and will not be disclosed without the prior consent of the other, except to those bottlers, distributors, employees, agents, consultants and suppliers of each party to whom such information may have been communicated or who may have obtained or will obtain such information in connection with their responsibilities.

      B. N.O.'s or P.N.'s Confidential Information shall include any and all recipes, formulae, trade secrets, processes, marketing and advertising plans relating to the Projects and Product(s), sales information relating to the Projects and Product(s), and the results of any quality assurance inspections, product testing, or product recovery), including any such information contained in oral and written communications or information obtained by inspection or preserved by means of computers, tape or electronic, magnetic, mechanical or visual media or, any or all information, data or materials relating to P.N. personally, whether or not specifically licensed pursuant to this Agreement.

      C. D.A.'s "Confidential Information" shall include all of the following:
Any and all trade secrets, marketing and advertising plans relating to the Product(s), sales information relating to the Product(s), the results of any quality assurance inspections, audits, product testing, or product recovery), including any such information contained in oral and written communications or information obtained by inspection or preserved by means of computer, tape or electronic, magnetic, mechanical or visual media.

      (l) D.A. represents that it has applicable confidentiality agreements with the D.A. Affiliates which will be manufacturing and distributing the Products in order to restrain and prevent the disclosure of any such Confidential Information they may receive or learn as a consequence of this Agreement. D.A. shall enforce such rights and if it fails to do so it shall assign those rights to N.O. upon the request of N.O.

      D. If any party is required by applicable law or regulation or, as a result of any judicial, administrative or governmental proceeding to disclose any Confidential Information, such party will give written notice to the other party promptly after learning of the same and will object to the production on the grounds that the information requested is confidential. The party required to disclose agrees to exercise their best efforts to obtain confidential treatment or a protective order with respect to such Confidential Information and allow the other party to participate in such action or proceeding, and provided such efforts have been made, may subsequently disclose such Confidential Information as they are required to do so by law.

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      E. Upon termination of any Project or this Agreement as provided in
Section VIII, below, P.N., N.O. and D.A. will immediately, upon request, return to the other party or, if not requested to return, immediately destroy all Confidential Information.

V. Phase Out

      For a period of ninety (90) days following expiration of the Term and if the Term has not been extended:

      A. D.A. and its Affiliates may distribute and sell any stocks of the Products which it may have on hand when the Term expires.

      B. N.O. may, at the Net Dollar Sales Price or such other figure as is negotiated by the parties, buy from D.A. merchantable bottled products produced for sale by D.A. but remaining unsold or, merchantable unused glass bottles suitable for the bottling of the Products or other products.

VI.      Representations

         A.       By N.O. and P.N.

         N.O. and P.N. represent to D.A. that: (i) they are duly authorized to execute this Agreement and perform their obligations under this Agreement; (ii) have registered or will promptly register the licensed Trademarks in the Territory; (iii) the Copyrights and Licensed Trademarks are available for D.A.'s use in the Territory; (iv) the statement, "Paul Newman has donated $150 Million for educational and charitable purposes since 1982" and statements of the contents and nutritional value of each of the Products are true and correct as provided to D.A.; (v) execution of this Agreement will not violate any other legal obligations of N.O.; (vi) there are no pending actions or proceedings or, threatened or actual claims with respect to any of the Copyrights or Licensed Trademarks which may affect the legality, validity, or enforceability of the Licensed Trademarks, and (vii) they will strictly adhere to all applicable federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States and its territories.

            B. By D.A.

      In addition to those representations set forth in this Agreement, D.A. represents to N.O. that (i) it is duly authorized to execute this Agreement and perform its obligations under this Agreement and that the execution of this Agreement will not violate any other legal obligations of D.A. and (ii) D.A. will strictly adhere to all applicable federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States and its territories.

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VII.     Product

      A. Modifications, Improvements and New Developments.

      1. N.O. and D.A. agree that any modifications or improvements to the Product, its specifications or packaging shall be subject to the prior approval of P.N. and N.O., as hereafter set forth.

      2. N.O. and P.N. shall be provided with reasonably sufficient samples of the Product(s) and any modifications, improvements or new developments thereto as may be formulated from time-to-time, for their evaluation, analysis and approval in sufficient time prior to any scheduled preparation for production of the Product(s) to afford it an adequate period of time in which to consult with D.A. and to develop any further modifications of the

      Product(s) that P.N. or N.O. may, in their reasonable judgment, believe are appropriate.

      B. Approval of Labels, Packaging, Advertising and Promotional Materials.

      1. The parties acknowledge and agree that N.O. and P.N. shall have the absolute right to approve D.A.'s use of and manner of use of the Copyrights, Licensed Trademarks, and likeness of Paul Newman in any labels, packaging, advertising, promotional materials or releases that relate to the Product.

      2. N.O. and P.N. will initiate and approve all labels, packaging and promotional materials, which may not be modified without their express written permission.

      C. Pre-Production Samples.

      D.A. shall provide N.O. and P.N. each with a minimum of five (5) sets of samples of the Product and Product labels per production facility no later than twenty (20) calendar days prior to the commencement of marketing, promotion and distribution of such Product.

      D. Periodic Samples.

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      D.A. agrees to furnish a reasonable number of samples of each Approved
Product to N.O. and P.N. not less than monthly, and at more frequent intervals at the reasonable request of N.O. or P.N., for inspection and testing.

      E. Supervision of Production.

      N.O. shall have the right to monitor the manufacture, processing and packaging of Products and to inspect and test reasonable quantities of the Product produced and offered for sale by D.A. under this Agreement.

1. D.A. agrees to permit N.O.'s authorized personnel to enter the premises of D.A. and the facilities of its approved suppliers at all reasonable times to inspect D.A.'s manufacturing, processing and packaging facilities, and operations, and to inspect and test any reasonable quantities of Products produced for sale under this Agreement to determine if such goods meet N.O.'s previously disclosed specifications, standards and General Manufacturing Practices (GMP's).

      F. Notice of Deficiencies or Non-Compliance

      If N.O. at any time finds the Products as prepared and packaged by D.A. or D.A.'s Affiliates do not meet N.O. specifications or standards previously disclosed to D.A. by N.O. or GMP's, or are otherwise prepared, packaged, advertised or sold in a manner that is in violation of this Agreement or N.O.'s standards and specification for its products as they have been disclosed to D.A., or commonly accepted in the trade, then N.O. may notify D.A. in writing of such deficiency or deficiencies. Upon receipt of such notice from N.O. or its authorized representative, D.A. shall promptly take all reasonable steps to remedy said deficiencies. If D.A. fails to correct or eliminate such deficiency or deficiencies reported by N.O. within ten (10) calendar days after receipt of such notice, N.O. may, at its election, declare the license granted in Section III of this Agreement is terminated.

VIII.  Termination

      A. If either party materially breaches this Agreement, the non-breaching party shall notify the other of the alleged breach. The non-breaching party shall notify the breaching party in writing of the breach and the breaching party shall have the opportunity to cure or initiate a cure of such breach within ten (10) days if the breaching party diligently pursues such action. If not cured after ten (10) days the non-breaching party may terminate this Agreement.

      B. Notwithstanding any termination pursuant to this Section, the representations, warranties, obligations, undertakings, agreement and covenants of D.A. and N.O, and P.N. contained in Sections IV, Confidentiality; Section VI, Representations; Section IX, Indemnification and, Section X, Choice of Law, will survive.

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      C. The occurrence of any one or more of the following events shall entitle a party to terminate this Agreement effective immediately upon notice of termination if the other party:

      (i) D.A. assigns or attempts to assign this Agreement or rights or obligations hereunder without the prior written consent of the other party, (except to a successor corporation or entity with substantially the same stockholders or owners as at present), or

      (ii) D.A. becomes insolvent, or

      (iii) D.A. makes an assignment for the benefit of creditors, or

      (iv) if D.A. discontinues its business or,

      (v) if a receiver is appointed for D.A, then

this Agreement and the licenses hereby granted herein shall automatically terminate to the full extent allowed by applicable law.

      D. Nothing contained in this Section or Agreement shall excuse D.A. from manufacturing and distributing or paying any royalty due for Products manufactured or excuse D.A. from paying N.O. any royalty due to it for each case of Products manufactured for distribution and sale. D.A. may cause others to perform the above obligations on its behalf but shall remain the guarantor of such performance.

IX.  Indemnification

      A. D.A.

      D.A. shall defend, indemnify and hold N.O. and P.N. individually, and their respective employees and agents ("indemnified persons") harmless from any claim, loss, or violation of law, ordinances or regulations or arising from (i) the unauthorized use of any Copyright or Licensed Trademark, (ii) the unauthorized use of the name and image of Paul Newman, and the manufacture, storage, and sale of the Products when manufactured, distributed, stored and sold by D.A. in connection with the Copyrights and Licensed Trademarks or, any breach of this Agreement,except to the extent that such claim relates to D.A.'s use of the Copyrights and/or Licensed Trademarks as approved by N.O. and P.N. Such indemnification shall not apply to the extent the loss is the direct result of the negligence or willful conduct of N.O., P.N. or other indemnified persons.

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      B. By N.O.

      N.O. shall defend, indemnify and hold harmless D.A., D.A.'s employees and agents who have abided by the terms relating to the use of Copyrights, Licensed Trademarks and the name and/or depiction of Paul Newman as set forth in this Agreement ("indemnified persons") from any claim, loss or adjudicated violation of law, ordinances or regulations arising from (i) the authorized use of the Copyrights, Licensed Trademarks and the name and/or depiction of the image of Paul Newman on the packaging, advertising or promotion of the Product as licensed herein, except that such indemnification shall not apply to the extent the loss is the direct result of the negligence or willful conduct of D.A. or other indemnified persons.

X.  Choice of Law

      THIS AGREEMENT WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS. THE PARTIES AGREE TO (1) SUBMIT TO THE PERSONAL JURISDICTION OF THE ABOVE CONNECTICUT COURTS OR THE FEDERAL DISTRICT COURT OF CONNECTICUT, AND (2) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTIONS TO THE JURISDICTION OF THE ABOVE COURTS. THE PARTIES FURTHER AGREE THAT PROCESS MAY BE SERVED ON THEM BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED OR BY OVERNIGHT DELIVERY SERVICE, WITH THE SAME EFFECT AS THOUGH SERVED UPON THEM PERSONALLY.

XI.  Miscellaneous

      A. Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement may not be changed, modified, amended or supplemented or waived as to any party except by a written instrument to be signed by P. N. and N.O. and an authorized representative of D.A.

      B. Upon the happening of:

      (a) At least 12 months of actual sales, and

      (b) Sales of at least 10 million cases of the Products, (or at a lower sales level if the parties mutually agree), and

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      (c) An expression by each party of their desire and intention to transfer bottling and distribution of the Products to a single, national bottler/distributor, the parties will negotiate in good faith as to arrangements for a payment or payments to D.A. by the entity who assumes national bottling and distribution of the Products to reward D.A. for its efforts in connection with the development of a market for the Products but, in no case shall N.O. or P.N. be responsible to make or guarantee such payment or payments.

      B. Exercise of Rights.

      No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power, or privilege hereunder.

      C. Severability

      If any portions of this Agreement are for any reason invalid or unenforceable, the remaining portion or portions are nevertheless valid and enforceable.

      D. Successors and Assigns.

      The Agreement shall bind and inure to the benefit of the parties and the parties' respective successors, and permitted transferees.

      E. No Partnership or Joint Venture.

      This is an Agreement between separate entities and none are the agent or servant of or possesses the power to obligate the other. This Agreement shall not be construed so as to constitute N.O., P.N. or D.A. as partners or joint venturers or, so as to create any other form of legal association which imposes liability upon either party for the acts or omissions of the other party.

      In Witness whereof, this Agreement has been executed this 16 day of April, 2004.

DRINKS AMERICA, INC.                        NEWMAN'S OWN, INC.

By: /s/ J. Patrick Kenny                    By: /s/ Thomas Indoe
     --------------------                       --------------------------
Duly Authorized Representative              Duly Authorized Representative

Date: ________________                      Date:_________________

Print Name:                                 Print Name:

                                            PAUL NEWMAN

                                            /s/ Paul Newman
                                            ---------------

                                            Date:____________________


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